AMENDMENT TO THE SUB-ADVISORY AGREEMENT

This Amendment is made to the Sub-Advisory Agreement dated June 1, 2021 (the “Agreement”) between AlphaCentric Advisors LLC, (the "Adviser"), and Goshen Rock Capital, LLC (f/k/a Strategos Fund Management, LLC) (the “Sub-Adviser” and, together with the Adviser, the “Parties”).

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the Parties agree to the following:

WHEREAS, the Parties have executed the Agreement pursuant to which the Adviser retained the Sub-Adviser to render investment advisory services to the AlphaCentric Strategic Income Fund (the “Fund”), a series of shares of beneficial interest of Mutual Fund Series Trust; and

WHEREAS, the Sub-Adviser has changed its name and each Party wishes to amend the Agreement to reflect the Sub-Adviser’s new name;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that any and all references in the Agreement to “Strategos Fund Management, LLC” shall be replaced with “Goshen Rock Capital, LLC”.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be signed by their respective officers thereunto duly authorized, as of July 15, 2021.

GOSHEN ROCK CAPITAL, LLC (f/k/a/ STRATEGOS FUND MANAGEMENT, LLC) /s/ David Gregory By: David Gregory Title: Member and Portfolio Manager	ALPHACENTRIC ADVISORS LLC /s/ Jerry Szilagyi By: Jerry Szilagyi Title: Managing Member